EXHIBIT 12.1
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                       BURLINGTON NORTHERN RAILROAD COMPANY
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN MILLIONS, EXCEPT RATIO AMOUNTS)
                                    (UNAUDITED)



                                                             Three Months
                                               Year Ended        Ended
                                              December 31,     March 31,
                                                 1995            1996
                                              ----------      ----------
Earnings:

   Pre-tax income                               $  358          $ 237

Add:
   Interest and fixed charges,
      excluding capitalized interest                86             15


   Portion of rent under long-term
      operating leases representative
      of an interest factor                        141             36

Less:  Undistributed equity in earnings
          of investments accounted for
          under the equity method                    1              1
                                                -------        -------

  Total earnings available for fixed charges    $  584         $  287
                                                =======        =======


Fixed charges:

     Interest and fixed charges                 $   86         $   15

     Capitalized interest                            1              -

     Portion of rent under long-term
        operating leases representative
        of an interest factor                      141             36
                                                -------        -------
   Total fixed charges                          $  228         $   51
                                                =======        =======

Ratio of earnings to fixed charges               2.56x          5.63x
                                                =======        =======


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